FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                  CARL GERMANO

      THIS FIRST AMENDMENT dated November 11, 2005 (the "Amendment") among Millennium Biotechnologies Group, Inc., a Delaware corporation ("Group"),
Millennium Biotechnologies, Inc. (the "Company"), and Carl Germano (the "Executive").

      WHEREAS, the Executive is employed by the Company, a wholly owned subsidiary of Group, under an Employment Agreement dated as of May 18, 2001 (the "Agreement");

      WHEREAS, the Company desiring to secure the continued services of the Executive, and the Executive desiring to continue in the employment of the Company have agreed to amend the Agreement in accordance with the terms set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend the Agreement, as follows:

      1. Section "2" of the Agreement is amended to read as follows:

            2. Term of Employment. The Executive's employment under this Agreement shall be effective as of May 18, 2001(the "Commencement Date") and shall terminate on the earliest of (i) May 18, 2011, (ii) the death of the Executive or (iii) the termination of the Executive's employment pursuant to this Agreement (the "Employment Term").
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      2. Section "3(a)" of the Agreement is amended to read as follows:

            (a) Base Salary. Effective as of January 1, 2005, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of $200,000 per annum, payable in arrears in equal installments in accordance with the Company's payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive's annual Base Salary. Immediately following the first fiscal quarter in which the Company shall have achieved gross revenues in excess of $1,250,000, the Base Salary shall be increased to the rate of $250,000 per annum. Immediately following the first fiscal quarter in which the Company shall have achieved gross revenues in excess of $2,500,000, the Base Salary shall be increased to the rate of $300,000 per annum.

      3. Stock Options. Section 3 (d) (i) of the Agreement is amended to the extent that:

            (a) in accordance with the merger agreement between the Company and Group, the Stock Option previously granted to the Executive by the Company to purchase an aggregate of 1,054,625 shares of common stock of the Company at an exercise price of $.50 per share, has been exchanged for a Stock Option granted by Group to purchase an aggregate of 1,408,979 shares of common stock of Group at an exercise price of $.37 per share, the exercise period of which option shall be extended to December 31, 2010. Provided the Executive is continually employed under the terms of this Agreement by the Company through January 15, 2006, the exercise price for the Stock Option shall be reduced to $.01 per share effective as of that date. Notwithstanding the foregoing, in the event of (i) a Change of Control; (ii) the Executive's employment is terminated by the Company Without Cause; (iii) employment hereunder is terminated by the Executive for Good Reason; (iv) the Death of the Executive; and/or (v) Permanent Disability of the Executive, the exercise price of the Stock Option shall be reduced to $.01 per share upon such event. "Change of Control" shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Group or the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (ii) the liquidation or dissolution of Group or the Company or the adoption of a plan by the stockholders of Group or the Company relating to the dissolution or liquidation of either Group or the Company; or (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of Group or the Company.


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

            (b) The Group shall issue to the Executive additional options to purchase 300,000 shares of common stock at an exercise price of $.25 per share which options shall vest on January 15, 2006, shall include a provision for cashless exercise, and shall be exercisable for the period ending December 31, 2010.

      4. The addendum to the Agreement dated July 9, 2003 (entitled "Addendum 1") is hereby terminated and shall be of no force or effect.


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

      5. MISCELLANEOUS

      5.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

      To the Company or Group, to it at:

            Millennium Biotechnologies Group, Inc
            665 Martinsville Road, Suite 219
            Basking Ridge, New Jersey 07920
            Attention: President

            with a copy to:

            Silverman Sclar Shin & Byrne PLLC
            381 Park Avenue South, Suite 1601
            New York, NY 10016
            Fax: (212) 779-8858
            Attention: Peter R. Silverman

            To the Executive:

            Carl Germano

            -------------------------------

            -------------------------------

      Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

      5.2. Entire Agreement; Amendment. The Agreement as amended by this First Amendment represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive. The Agreement may be further amended at any time by mutual written agreement of the parties hereto.


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

      5.3. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and Group have caused this First Amendment to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                                        Millennium Biotechnologies Group, Inc.
                                        Millennium Biotechnologies, Inc.

                                        By:_______________________________

                                        Executive


                                        /s/ Carl Germano
                                        ----------------------------------
                                        Carl Germano


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